UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 9, 2016

Date of Report (Date of earliest event reported)

MULTIMEDIA PLATFORMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33933	88-0319470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 East Commercial Blvd, Suite PH-D

Fort Lauderdale, FL 33308

(Address of principal executive offices)

(954) 440-4678

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2016, Timothy Hart resigned as Chief Financial Officer of Multimedia Platforms, Inc. (the "Company") effective immediately. The resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On May 9, 2016, the Board of Directors (the "Board") of the Company elected Peter C. Frank as Chief Financial Officer effective immediately.

The biographical information is listed below:

Peter C. Frank serves as managing director at Navicor Advisors managing advisory services focusing on growth and innovation. Key competencies include corporate strategy, organizational management, turn--arounds, M&A, financial planning and process improvement. Previously, Mr. Frank was deputy national executive director for administration and chief financial officer for the Screen Actor's Guild, Inc. from 2004 to 2009. He served as executive director for the Branch Division at Guild. In 2006, he assumed interim role as national executive director of the Guild following the exit of the incumbent.

Prior to Guild, Frank was the chief financial officer at US Search.com (Nasdaq: SRCH) where he was directly responsible for finance and accounting, investor relations, treasury and administration. He raised debt and equity financing for the company's growth and led the company's acquisition efforts, negotiating its first completed corporate acquisition. From 1999 to 2000, he was the chief operating and financial officer at Acacia Research (Nasdaq: ACTG), a technology holding company. In addition to making new investment decisions and providing guidance to portfolio companies, Mr. Frank was responsible for the company's strategy, financial management and operations.

Frank also possesses extensive entertainment industry experience, serving as chief financial officer at Gramercy Pictures from 1996 to 1999, as vice president, finance and administration at Twentieth Century Fox from 1994 to 1996, and as head of corporate advisory at Fox Inc from 1989 to 1994. He began his career in the audit department of Arthur Young & Company, and is a certified public accountant.

He has brought pioneering products and services to market as both a senior operations and finance executive and consultant by creating sales/marketing strategies and programs, creating and scaling sales organizations, developing critical professional services teams, negotiating critical revenue generating alliances and partnerships, raising capital.

Frank graduated with a Bachelor of Science degree in Business Administration from the University of Southern California.

Family Relationships

There are no family relationships between any of the Company's directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of the Form 8-K and Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

The Company agreed to pay to Mr. Frank an annual salary of $175,000, which will be increased to $200,000 after the Company completes a $5 million capital raise. He shall also receive stock options to purchase 500,000 shares of the Company's common stock at an exercise price of $0.03 per share, fully vested on the date of grant. Additional stock options to purchase 500,000 shares will be granted upon completion of a public offering of the Company's securities of at least $5 million, with an exercise price equal to the market value of the stock on date of grant. Mr. Frank is also eligible to bonus and other welfare benefits available to other peer level executives. A formal employment agreement is being finalized between the Company and Mr. Frank.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MULTIMEDIA PLATFORMS, INC.

Date: May 13, 2016	By:	/s/ Robert Blair
Robert Blair
Chief Executive Officer